Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-40722 and 333-105745 and Form S-8 Nos. 333-88259, 333-38992, 333-38990, 333-67026, 333-97741 and 333-105748) pertaining to the PLX Technology, Inc. 1998 Stock Incentive Plan, the PLX Technology, Inc. 1999 Stock Incentive Plan, the Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan, and the HiNT Corporation 2000 Stock Plan of our report dated January 19, 2004, with respect to the consolidated financial statements and schedule of PLX Technology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

San Jose, California
February 25, 2004

/s/ ERNST & YOUNG LLP